Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of The First Bancshares, Inc. (the “Company”) of our report dated March 11, 2022, on our audit of the consolidated financial statements of the Company as of December 31, 2021, and for the year ended December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2022, on our audit of the internal control over financial reporting of the Company as of December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts.”

/s/ FORVIS, LLP

(formerly BKD, LLP)

Jackson, Mississippi

June 16, 2022